UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 3, 2005

Charlotte Russe Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27677	33-0724325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4645 Morena Boulevard, San Diego, California	92117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(858) 587-1500

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 3, 2005, the Company issued a press release reporting that is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Following the release of a letter from the Chief Accountant of the SEC, the Company reviewed its accounting practices for leases. Subsequent to this review, the Company, in consultation with its independent registered public accounting firm, Ernst & Young LLP, and following discussions with the Audit Committee of the Board of Directors on March 1, 2005, has concluded to restate the Company’s prior period financial statements to correct errors resulting from its accounting practices for leases.

Specifically, the Company previously reflected the unamortized portion of construction allowances as a reduction of capital expenditures rather than recording those transactions as a deferred rent credit. In addition, the Company previously recognized straight-line rent expense for leases beginning on the rent commencement date (i.e., store opening date), which had the effect of excluding the build-out period from the calculation of the period over which rent is expensed.

The Company believes that these adjustments are consistent with similar adjustments currently being made by many other retailers and other publicly traded companies related to accounting for leases. These adjustments are not being made as a result of a determination of any fraudulent activity or misconduct of the Company, its Board of Directors, its Audit Committee, or its management. The Audit Committee of the Company reviewed the accounting treatment and disclosures referred to in this Item 4.02(a) and discussed such treatment and disclosures with the Company’s independent registered public accounting firm.

As a result of the Company’s determination to restate its consolidated financial statements as discussed above, the unaudited financial statements included in the Company’s Form 10-Q for the first fiscal quarter of fiscal 2005 and the Company’s audited financial statements for the three fiscal years ended September 25, 2004 included in the Company’s Annual Report on Form 10-K for fiscal 2004 should no longer be relied upon.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Document Description

99.1	Press Release dated March 3, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

Dated: March 7, 2005	By:	/s/ DANIEL T. CARTER
Daniel T. Carter
Executive Vice President and
Chief Financial Officer